Exhibit 99.1



                                                        For further information:

                                                               GARY L. SVEC, CFO

                                                            PrivateBancorp, Inc.
                                                                    312-683-7100


For Immediate Release


        PrivateBancorp (NASDAQ: PVTB) Declares Three-For-Two Stock Split


         Chicago, January 3, 2003--- PrivateBancorp, Inc. announced a three-for-two split of the Corporation's Common Stock, which will be effected in the form of a stock dividend. Stockholders will receive one half of one share for every one share of PrivateBancorp Common Stock held on the record date. The stock dividend is payable on January 17, 2003 to stockholders of record of the Corporation's Common Stock as of the close of business on January 13, 2003. Cash will be paid in lieu of any fractional shares based on the closing price of the Common Stock as reported on the NASDAQ Stock Market on the trading day next preceding the payment date.

         Following the stock split, PrivateBancorp will have approximately 7.7 million shares issued and outstanding.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment adviser, LodeStar Investment Counsel, Inc. The Company, which had assets of $1.4 billion at September 30, 2002, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebk.com


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Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and
Section 27A of the Securities Act of 1933, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, further declines in market rates of interest and fluctuations in loan and deposit pricing, greater than anticipated deterioration in asset quality due to a prolonged economic downturn in the greater Chicago and St. Louis metropolitan areas or nationally, or other unanticipated circumstances, legislative or regulatory changes, adverse developments in the Company's loan or investment portfolios, competition and the possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.



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